Filed pursuant to Rule 433

Registration Statement No. 333-140400

February 12, 2007

Issuer Free Writing Prospectus

Dated February 12, 2007

$100,000,000

7 1/2% Senior Subordinated Notes due 2017

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement, dated February 12, 2007, relating to the securities offered thereby.

Jarden Corporation is offering $100,000,000 of our 7 1/2% Senior Subordinated Notes due 2017 (the “Notes”) under an effective shelf registration statement on file with the Securities and Exchange Commission as described in our preliminary prospectus supplement dated February 12, 2007 relating to the offering.

You should read this free writing prospectus together with the preliminary prospectus supplement.

Jarden Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the company has filed with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Jarden Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Jarden at (914) 967-9400.

Sole Book-Running Manager

LEHMAN BROTHERS

Pricing Term Sheet

7 1/2% Senior Subordinated Notes due 2017

Issuer	Jarden Corporation

Issue	Senior Subordinated Notes

Maturity	May 1, 2017

Amount	$100,000,000

Coupon	7 1/2%

Price	100.00% plus accrued and unpaid interest from February 13, 2007

Yield to Maturity	7 1/2%

Spread to Treasury	271 basis points

Interest Payment Dates	May 1 and November 1, commencing May 1, 2007

Call Feature

At any time prior to May 1, 2012 by paying a specified make-whole premium. On or after May 1, 2012, callable beginning on May 1 of the years indicated below:

2012 at 103.75%

2013 at 102.50%

2014 at 101.25%

2015 and thereafter at 100.00%

Equity Clawback	Prior to May 1, 2010, the Company may redeem up to 35% of the Notes with the proceeds of equity offerings at 107.5%

Change of Control Put Price	101%

Trade Date	February 12, 2007

Settlement Date	February 14, 2007 (T+2)

Ratings	B3/B-

Underwriting discount and commission	1.75%

Proceeds (before expenses) to Jarden	$98,270,833

Book-Running Manager and Underwriter	Lehman Brothers

CUSIP	471109AB4

Additional Disclosures

The Underwriter and its related entities have engaged and may engage in various financial advisory, commercial banking and investment banking transactions with Jarden in the ordinary course of their business, for which it has received, or will receive, customary compensation and expenses. After giving effect to the contemplated amendment to our senior credit facility, an affiliate of the Underwriter will be a lender and agent under and will receive customary fees in connection with our senior secured credit facility.  In addition, the Underwriter is serving as the dealer manager in connection with our tender offer to purchase our 9 3/4% Senior Subordinated Notes due 2012 and joint book-running manager in connection with our offering of $550,000,000 aggregate principal amount of our 7½% Senior Subordinated Notes due 2017 for which it will receive expense reimbursement.

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